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                                                                      EXHIBIT 11
                STATEMENT RE: COMPUTATION OF PER SHARE EARNINGS
                            CHAPARRAL STEEL COMPANY


                                                                                    Year Ended May 31,
                                                                             --------------------------------
                                                                             1995          1994          1993
                                                                             ----          ----          ----
                                                                              (In thousands except per share)
AVERAGE SHARES OUTSTANDING:
   For 1995, 1994 and 1993, weighted average shares
      outstanding.........................................                 29,680           29,680         29,675
                                                                         ========         ========        =======

Primary:
   Average shares outstanding.............................                 29,680           29,680         29,675
   Stock options and other equivalents
      treasury stock method...............................                     42               41              -
                                                                         --------         --------        -------
                          TOTALS                                           29,722           29,721         29,675
                                                                         ========         ========        =======


Fully diluted:
   Average shares outstanding.............................                 29,680           29,680         29,675
   Stock options and other equivalents
      treasury stock method...............................                     42               49              -
                                                                         --------         --------        -------
                          TOTALS                                           29,722           29,729         29,675
                                                                         ========         ========        =======


INCOME (LOSS) APPLICABLE TO COMMON STOCK:
   Primary and fully diluted:
      NET INCOME (LOSS)...................................               $ 19,607         $ 11,919        $(2,051)
         Add:
            Pre-September 1990 contingent
              amortization................................                    233              233            233
                                                                         --------         --------        -------

NET INCOME (LOSS) APPLICABLE TO COMMON STOCK..............               $ 19,840         $ 12,152        $(1,818)
                                                                         ========         ========        =======

PRIMARY AND FULLY DILUTED:

NET INCOME (LOSS) PER COMMON SHARE........................               $    .67         $    .41        $  (.06)
                                                                         ========         ========        =======





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